Exhibit 10.1

U.S. Executive Relocation Policy
Tier C
(Bands 0-3)

Relocation Policy Tier C            Effective April 2017
Published April 2017

Table of Contents

Introduction	4
Eligibility	5
Summary of Relocation Benefits	6
Expense Reimbursement	8
Reimbursable Expenses	8
Relocation Agreement	8
Confidentiality	9
Interpretation and Changes in Relocation Policy	9
Exceptions	9
Tracking Your Move on Lexicon’s Transferee Web Portal	10
Relocation Benefits – Example	11
Miscellaneous Expense Allowance (MEA) = Core Benefit	12
Selling Your Current Home = Core Benefit	13
Buyer Value Option Home Sale Program	13
Properties Not Eligible for Home Sale Program	13
Selection of an Agent	14
Marketing Strategy	15
Listing Your Home	15
Home Marketing Assistance and Marketing Updates	15
Property Condition Inspections	15
Title Search	15
Receiving an Offer from an Outside Buyer	16
Closing the Sale with Lexicon	16
Non-covered Closing Expenses	16
Home Owner Rental Option = Core Benefit	17
Destination Assistance = Core Benefit	18
For the Renter	18
For the Homeowner	18
House Hunting Trip = Flexible Benefit	19
Eligibility	19
Travel Arrangements	19
Homeowner Destination Inspection Program = Flexible Benefit	20
Service Provides	20
New Home Mortgage = Core Benefit	21
Preferred Lender	21
Advantages	21
Contact Information	21
Closing Cost Reimbursement	21
New Home Purchase Costs = Core Benefit	22
Eligibility	22
Tax Assistance	22
Renter’s Assistance = Core Benefit	24
Lease Termination	24

Relocation Policy Tier C 2    Effective April 2017

Finder's Fees	24
Moving Your Household Goods = Core Benefit	26
Shipment	26
Items Not Eligible to be Transported	26
Handling Oversized Items	27
Valuation Coverage	27
Other Household Moving Benefits = Flexible Benefit	27
Vehicles	27
Storage	27
Pets	27
Temporary Living = Flexible Benefit	28
Covered Expenses	28
Excluded Expenses	28
Duplicate Mortgage Interest = Flexible Benefit	28
Reimbursed Expenses	28
Tax Assistance	28
Spousal Career Assistance = Flexible Benefit	29
Final Move Trip = Flexible Benefit	30
Final Move Defined	30
Air Travel	30
Personal Automobile Travel	30
Discretionary Benefit	30
Reduction in Force/Workforce Restructuring	31
Tax Considerations	32
Tax Assistance	32
Definitions	32
Excludable Expenses	32
Payments Not Eligible for Tax Assistance	33
Record Keeping	33
Tax Summary	34
Addendum 1 - Relocation Agreement	35

Relocation Policy Tier C 3    Effective April 2017

Introduction

Congratulations	Congratulations on your upcoming relocation with Discovery. This is an exciting and challenging time for you as you prepare for your move. We are here to make this process as stress-free as possible!
Relocation Policy
Discovery wants your transition to be as smooth as possible. Therefore, we have prepared this guide book to assist you with your move. This policy describes your benefits under the Discovery Communications Relocation policy.

Issues
Throughout your relocation, there are numerous personal, legal and tax matters to be considered. Making well-informed decisions requires a thorough understanding of Discovery’s relocation policy and your role in the process. Please take the time to read this policy carefully as you are responsible for understanding and adhering to policy guidelines.

Lexicon Relocation
Discovery has partnered with Lexicon Relocation (Lexicon) to assist you in coordinating all aspects of your relocation. Upon receiving your completed relocation authorization form by Discovery, Lexicon will assign a dedicated Relocation Counselor who will be your primary point of contact throughout your move. Your Relocation Counselor will navigate you through the relocation process and answer any questions. Your Relocation Counselor will also outline the information you need to provide Lexicon so that your needs can be responded to quickly and appropriately.
If you are a homeowner, do not contact a real estate firm to list your home or to purchase a new home prior to talking with your Lexicon Relocation Counselor.

Planning
We encourage you to become fully involved in your move and to work closely with the professionals who have been made available to you. The more actively that you participate and provide information, the more effectively your Relocation Counselor and others can serve you. Planning your move with a clear understanding of the policy will also help to avoid unpleasant surprises. The most successful moves are those that are well planned.

Best wishes for a successful relocation!

Relocation Policy Tier C 4    Effective April 2017

Eligibility

Purpose Eligibility
This policy is designed to offset most of the major expenses associated with your relocation so you may devote your full energies to a smooth and productive transition to your new job.

You are eligible for assistance described in this policy, if:
a)    You are a current, full-time employee, or offered full-time employment by Discovery in Job Bands 0, 1, 2 and 3.
b)    You are requested to relocate by Discovery and approved by Discovery as eligible to receive these benefits.
c)    You must complete your relocation within two years from your hire date or transfer date.
d)    You must return a signed Relocation Agreement within 30 days of your date of hire or transfer date.
e)    You are a current, full-time employee, or a new hire, and
f)    You and your immediate family member(s) (e.g., spouse/partner and children or legal dependents residing with you) are requested to relocate by Discovery and are designated as eligible to receive these benefits
If you are receiving any relocation benefits through a third party such as your previous employer or via your spouse/partner, you are required to disclose this information to Discovery. Discovery, at its sole discretion, may offset or withdraw any or all benefits for your relocation.

Eligible Family Members
For relocation you may be eligible to be reimbursed for qualifying expenses of any eligible family member who accompanies you.
Eligible Family Member – for purposes of accompanying you, eligible family includes your:
•    current spouse (including a common law spouse according to applicable law) or domestic partner;
•    any child age eighteen or under who is in your legal custody or the custody of your accompanying spouse or domestic partner and who depends upon you for financial support;
•    any unmarried son or daughter up to age twenty-five who is a registered full-time student working toward a degree.

Distance
Your relocation must result in a change of your primary residence within the United States and must meet the IRS 50-mile distance requirement. Relocation benefits will be paid if the distance between your former residence and your new work site is at least 50 miles greater than the distance between your former residence and your former work site.

This policy is not an employment offer or employment contract or a guaranty of continued employment. The company’s decisions regarding the application and interpretation of the relocation policy are final. Discovery also reserves the right to change or cancel all or any part of these benefits at any time.

Relocation Policy Tier C 5    Effective April 2017

Summary of Relocation Benefits

Core Benefits	Maximum Allowable = 60% of annual salary not to exceed $150,000
Miscellaneous Expense Allowance (MEA)
Payment equal to one (1) month’s salary up to a maximum $15,000 less taxes. Payment cannot be advanced greater than 30 days prior to your start date and will be made within 60 days from your date of arrival.

Home Owner Sale Option	You must contact Lexicon Relocation before listing your property with a real estate agent. Home Sale Assistance includes Home Marketing Assistance and Buyer Value Option Home Sale Program.
Home Owner Rental Option
If you decide to rent your home instead of selling through the Home Sale option above, you will be eligible for reimbursement of reasonable and customary management fees associated with renting your home until your benefit expiration date. You must elect this option within 6 months from your date of hire or transfer date and once elected you forfeit the home sale option. This option only applies for homeowners.

Destination Services	Contact your Lexicon Relocation Counselor before contacting a real estate agent.
Home Purchase Closing Costs
Company reimburses reasonable and customary home purchase expenses.
If you use one of the national preferred mortgage lenders, your qualified closing costs can be direct billed to Lexicon. Your Lexicon consultant will place you in contact with the 3 preferred lenders so that you can obtain the most favorable rate.

Renter’s Assistance
Maximum of two (2) months’ rent for any combination of lease cancellation, penalty charge, or forfeiture of lease. In addition, broker’s commission for finding a rental in NYC is reimbursed up to 15% of the annual rent (in the surrounding NYC metro area, broker’s commission is capped at 1 month rent).

Household Goods	Normal shipment of family household goods moved via van line arranged by Lexicon
Flexible Benefits	Maximum Allowable = 20% of annual salary not to exceed $50,000
Vehicle Shipment(s)	Below 500 miles, see mileage reimbursement – no shipping. Greater than 500 miles shipment by Lexicon approved car carrier, maximum of 2 vehicles.
House Hunting Trip(s)
Up to two (2) trips of 5 days each for Employee, Spouse/partner and Children to include: Economy class flight, or mileage if driving, meal per diem, lodging and childcare provisions, if necessary. Air travel must follow business travel guidelines.

Household Goods Storage	Short term storage of household goods during company sponsored temporary living period.
Temporary Living
Temporary living expenses for fully furnished corporate apartment at origin and destination are limited to a total of 6 months combined. Your Lexicon consultant will arrange for an approved corporate vendor. Discovery cannot reimburse for personal leases.

Pre-departure temporary accommodations are limited to a maximum of 30 days.

Duplicate Housing	Duplicate mortgage interest expense for up to a maximum of six (6) months
Final Move	Reasonable and actual en route expenses reimbursed including transportation, mileage, lodging and meals, airfare if move distance greater than 300 miles.
Spousal Career Assistance	Up to $5,000 in spousal employment search assistance arranged by Lexicon through Discovery partner Lee Hecht Harrison.

Relocation Policy Tier C 6    Effective April 2017

Discretionary Benefit	Maximum Allowable = 20% of annual salary not to exceed $50,000

Once you have exhausted your Core or Flex benefits you may be entitled to use your discretionary benefit to supplement Flex or Core benefits. Eligibility for this benefit is in the sole discretion of the company and based on extenuating circumstances. Your Lexicon consultant will assist with the approval process. You may not use the Discretionary Benefit to increase your Core MEA Payment.

Maximum Reimbursements	1x Annual Salary up to $250,000

Discovery’s relocation program is not designed to cover all of your relocation costs; you may have some out-of-pocket expenses. Your reimbursement is limited to one times your annual salary, up to $250,000, excluding tax assistance. All expenses reimbursed will be in accordance with the relocation policy. Your relocation benefits end 24 months from your date of hire or transfer date.

Relocation Policy Tier C 7    Effective April 2017

Expense Reimbursement

Reimbursable Expenses
You may be reimbursed for reasonable, necessary and properly authorized expenses covered by this program. You are expected to manage expenses at a conservative level and to be familiar with which expenses are reimbursable and which are not. The Company, at its discretion, may choose not to reimburse, in full or in part, an expense that is deemed unreasonable or excessive. All expenses, unless otherwise specified, must be in accordance with Discovery’s Policies. Receipts are required for all reimbursable expenses. Expenses must be submitted within 60 days from the date the expense was incurred.
Credit card statements cannot be used in lieu of original receipts.

Steps To Follow For Reimbursement
After your Relocation Counselor contacts you to review your relocation benefits and your relocation requirements, you will receive two e-mails, one with your password and one with your username to access your individual site on Lexicon’s Web portal. The site will provide information on your relocation details and a link to an on-line relocation expense report along with directions for completing each expense report.
•    Scan your receipts, attach to the electronic expense report, and submit on line. You will be notified of receipt via e-mail
•    Make a copy of the report and receipts for your records
•    If you are not able to scan your receipts, you may fax or mail your receipts to the fax number or mail address provided on the expense report form. You must attach a copy of your expense report to any receipts you fax or mail.
•    If you do not have access to a computer, you may ask your Relocation Counselor to send you the Relocation Expense report form and you may fax or mail the expense report along with required receipts to the fax number or address provided on the form
•    Expense Report forms that are mailed will take longer to process

It is important to remember:
•    Relocation expenses must be separate and distinct from business expenses.
•    If you are traveling on business during this period, you must submit those expenses on a Discovery business expense report form.
•    You should keep records and original receipts of all your expenses, if scanning. This will assist in the completion of your federal and state tax returns at year-end.
•    YOU MUST NOT USE YOUR DISCOVERY CORPORATE CREDIT CARD FOR ANY RELOCATION EXPENSES.
•    Benefits have no cash value and cash payment may not be substituted for any specific benefit and cannot be exchanged for other benefits except for Discretionary benefit category.
•    No expenses will be reimbursed or paid after two (2) years from Start Date in the new location.

Relocation Agreement
You must sign and return the Relocation Agreement to Discovery before any relocation payments can be processed. Please refer to Addendum 1 attached to this policy document.
Please sign and return this document to your Human Resources Representative (HRM).

Relocation Policy Tier C 8    Effective April 2017

Confidentiality
In order for Lexicon to administer the provisions of the relocation policy, Discovery provides certain employee information (i.e. base salary, tax information, etc.). Lexicon agrees that its employees will maintain the confidentiality of this personal information and use it strictly for the purposes set forth in the policy.

Interpretation and Changes in Relocation Policy
This document provides you with the information you need to know about the Discovery relocation policy. However, Discovery reserves the right to end, suspend or amend the Relocation Policy at any time. Further, Discovery retains the final discretionary authority to establish and interpret the provisions of this policy and determine eligibility for benefits.

Effective Date	This document describes the provisions of the Discovery Relocation Policy effective as of April 2014.
Exceptions
Any deviations from this policy must be requested, in writing, through your Lexicon Relocation Counselor. Discovery has the sole discretion to approve any exception requests prior to any reimbursement. Requests for exceptions after you have incurred the expense may not be reimbursed. YOUR MANAGER DOES NOT HAVE THE AUTHORITY TO GRANT ANY EXCEPTIONS TO THIS POLICY.

Relocation Policy Tier C 9    Effective April 2017

Tracking Your Move on Lexicon’s Transferee Web Portal

Lexicon’s Transferee will give you access to helpful relocation information and the details of your move. In addition to working with your Relocation Counselor, this web site provides another source of information that will help ensure a smooth transition to your new location.

Features and benefits of the web site include:

•	Online access to all important information on your relocation, including all relocation support contact names, phone numbers and status updates

•	Access to your relocation policy summary

•	Housing information and maps

•	Tips, timelines and other useful links to help you make informed decisions and research tools for exploring your new destination city

•	Secured site to ensure that no one else can access your personal information

The link to Lexicon’s Web Portal will be sent to you with tour user ID and Password will provide access to your personal information.

Relocation Policy Tier C 10    Effective April 2017

Relocation Benefits – Example

This is an example to show you how the three distinct categories of benefits work together to create your total relocation benefit. Your relocation benefit is calculated based on Annual Salary (rounded up to the next $1,000) up to a maximum of $250,000.

In this example, the employee has an annual salary of $183,450. The employee’s total relocation expense cap is $184,000.

CORE BENEFIT		$110,400
Maximum Allowable – 60% of Annual Salary
Home Sale	$65,000
Household Goods	$11,000
MEA	$15,000
New Home Closing Costs	$14,000

Total Submitted		$105,000
Amount Remaining		$5,400

FLEXIBLE BENEFIT		$36,800
Maximum Allowable – 20% of Annual Salary
House Hunting	$4,000
Vehicle Transportation	$1,500
Duplicate Mortgage	$7,800
Final Move	$1,500
Storage	$4,000
Temporary Housing*	$18,000

Total Submitted		$36,800
Amount Remaining		$0

DISCRETIONARY BENEFIT		$36,800
Maximum Allowable – 20% of Annual Salary
Temporary Housing*	$7,000

Total Submitted		$7,000
Amount Remaining		$35,200

*Full cost of temporary housing is $25,000. Flexible Benefit covers $18,000, but then the maximum allowable amount is reached. Discretionary Benefit can then be used to cover the additional $7,000.

Relocation Policy Tier C 11    Effective April 2017

Miscellaneous Expense Allowance (MEA) = Core Benefit

MEA
To help defray expenses associated with your move that are not covered under the Discovery relocation policy, the Company will provide you with a MEA Payment. Payment cannot be advanced greater than 30 days prior to your start date and will be made within 60 days from your date of arrival.
The MEA is equal to one month’s gross base salary not to exceed $15,000, less taxes. The payment is intended to reimburse you for many of the incidental expenses you incur as a direct result of your transfer. The MEA is considered a CORE relocation benefit. Examples of expenses may include:

•    Tips or gratuities to movers
•    Driver’s licenses and automobile registrations in the new location
•    Utility hookups, phone, and/or deposits
•    Expenses related to moving pets including transportation (i.e., boarding, veterinarian care)
•    Cleaning or maid service (new or old location)
•    Non-refundable annual tuition, club dues, memberships and/or subscriptions
•    Tax consulting
•    Pick up from storage or another location other than the primary residence
•    Special packing needs
•    Costs unique to your personal move not covered by this policy
•    Laundry while in temporary living
•    Relocation costs that exceed your flexible and discretionary relocation benefits described below

Taxes Withheld
Payment of your MEA will be made upon receipt of your signed Relocation Agreement and commencement of your relocation. The MEA is reported as taxable income and taxes will be withheld based on your Discovery payroll records.

Relocation Policy Tier C 12    Effective April 2017

Selling Your Current Home = Core Benefit

Buyer Value Option Home Sale Program
IMPORTANT: Please do not contact any real estate agent to list your home until you speak with your Lexicon Relocation Counselor about the home sale program benefit called the Buyer Value Option (BVO) home sale program.
The BVO program enables you to sell your home to Lexicon Relocation based on an acceptable offer from an outside buyer providing all requirements of the BVO program are met. When all requirements are met, broker commissions and closing costs paid as part of this home sale program are non-taxable under current IRS guidelines.

Properties Not Eligible for Buyer Value Option Home Sale
The home that you are selling must be considered your primary residence and you must occupy to the property prior to the acceptance of this relocation. Discovery cannot assist with the sale of vacation homes or investment properties. The following properties are not eligible for the BVO home sale program. Please notify your Relocation Counselor if your home is any of the following:
•    Cooperative Housing
•    Farms
•    Vacant Land
•    House trailers, Motor Homes or Mobile Homes not permanently affixed to the property
•    Houseboats
•    Multi-family dwellings
•    Income producing properties
•    Real Estate under renovation or construction
•    Residence with land in excess of what is typical for the neighborhood
•    Residences acquired for commercial or speculative purposes
•    Residence containing or located near hazardous materials
•    Residence that does not meet Fannie Mae mortgage guidelines
•    Residences that are in need of excessive maintenance and/or repair
•    Residences for which financing or insurance are not obtainable
•    Residences without clear marketable title
•    Residences with an Exterior Insulating Finish Systems (EIFS) or any brand of synthetic stucco not considered traditional cement based stucco.

If Your Home Does Not Qualify for the BVO Program
If your home is ineligible for the BVO home sale program based on the requirements above, you can submit your Settlement Statement (HUD1) to Lexicon for reimbursement of broker commissions and normal and customary seller’s closing costs. Tax assistance will be provided. Please see Tax Considerations at the end of this policy document for additional information.

Relocation Policy Tier C 13    Effective April 2017

Properties Needing “Remedial” Steps to Become Eligible for BVO Home Sale
Properties with the following issues would not qualify for the BVO Home Sale program until remedial steps are taken to correct the problem.
•    An “active” underground storage tank unless you are able to provide transferable “Tank Insurance” that covers spills and clean ups and is acceptable to Lexicon; the property will again be eligible. The cost of such insurance is your responsibility. It will also be your responsibility to provide all clearance from applicable municipality state or federal governances.
•    Residences with an “inactive or abandoned” underground storage tank unless you are able to have the underground storage tank successfully removed and provide documentation (i.e. receipt from contractor or proof of payment) and re-inspection results in a clear report, acceptable to Lexicon. The cost of all remedial steps is the responsibility of the Relocating Employee. It will also be your responsibility to provide all clearance from applicable municipality state or federal governances.
•    Environmental, Structural and/or EPA related issues as it relates to environmental concerns (such as but not limited to asbestos, lead paint, toxic materials) and excessive repairs. If retesting results in a clear report, acceptable to Lexicon the property will again be eligible. The cost of all remedial steps is the responsibility of the Relocating Employee. It will also be your responsibility to provide all clearance from applicable municipality state or federal governances.

Selection of an Agent
Before you list, two Real Estate Firms/Agents will be recommended by Lexicon to provide a Broker Market Analysis (BMAs) to Lexicon and you. The BMAs are reviewed by your Relocation Counselor; copies are sent to you for your review, and you and your Relocation Counselor will discuss the BMAs to set a target sale price.

Lexicon understands that getting the best price for your home is vital to a successful relocation. The selection of a knowledgeable real estate agent is very important. Lexicon has arranged to provide you access to a network of qualified real estate agents available in your community who specialize in assisting relocating employees and are trained in relocation home sale requirements.
Lexicon’s recommended real estate firms and agents are specially trained to effectively market your home, as well as, address the needs that are unique to relocation. In addition using one of these agents may relieve you of any pressure you may feel to use the services of a friend, relative or acquaintance in the real estate field.
Lexicon Relocation will provide you with qualified agents in your area from which to select a listing agent/firm. We recommend that you interview these agents to assess their ability to effectively market your home. Please advise them that you are considering using their services and they have been referred by Lexicon Relocation.
Some of the questions you might ask them to help you in your selection process are:
•    What is the current average marketing time for listings in my neighborhood?
•    How many homes similar to mine in price and location do you currently have listed?
•    How many homes similar to mine have you sold in the last 90 days?
•    In what locations and price ranges are you most active?
•    What are the comparable home listings and sales you will or have used to arrive at your recommended list price?
•    How do you intend to market my home (number/frequency of open broker and public houses, where and how will my home be advertised including number of websites, other recommendations)?

Relocation Policy Tier C 14    Effective April 2017

Marketing Strategy
The agent’s marketing strategy will include:
•    Suggestions on how to prepare your home for sale
•    A recommended listing price and anticipated sales price
•    Information on competing properties for sale and recently closed comparable homes
•    Creative home sale promotion ideas
•    Bi-weekly marketing update/status reports to you and Lexicon

Listing Your Home
Agent listing commissions should be limited to 6% and the initial listing period should be no longer than 90 days. To ensure you are priced right for the market, your list price should be no more than 105% of the average of the 2 agents’ anticipated sales price.

Home Marketing Assistance and Marketing Updates
Your Relocation Counselor will monitor the entire listing effort, including a review of homes currently listed in your area and an evaluation of recently closed properties to ensure that a realistic pricing strategy is in place. Marketing assistance also includes pro-active marketing strategy calls, follow-up on buyer and Realtor feedback, follow-up on advertising and open house events. Your Relocation Counselor will also make recommendations to adjust your price, sales terms, and/or conditions accordingly.

Property Condition Inspections
At the same time you are making your agent selection, Lexicon must order property condition inspections on your home in order to purchase your home once an outside buyer is found. These inspections include, but are not be limited to:
•    General Property Condition Inspection
•    Pest Inspection (Wood destroying Organism – WDO)
•    Radon Inspection, if applicable for your area
•    Well and/or septic system inspection, if applicable
Additional inspections, such as structural or roof inspection may be required based on recommendations on the General Property Condition Inspection report. When your Relocation Counselor receives the inspection reports from the inspection company, copies are sent to you and required repairs, if any, will be reviewed with you. You are required to make repairs before a buyer makes an offer. (See “Repair Allowance” below.).
When repairs are completed during the marketing process and prior to an outside buyer’s offer, the home has more market appeal and buyers are less likely to want to negotiate price based on condition.

Repair Allowance
Based on the Property Condition Inspection above, Lexicon may require you to undertake certain repairs, as determined by Lexicon. Should you be required to make repairs at Lexicon’s request, you may be eligible for a home repair allowance up to $5,000 to complete required repairs. Lexicon will arrange for hiring applicable contractors and arrange for direct billing of costs. Any repairs over $5,000 will be at your expense. Receipts for work completed and a satisfactory re-inspection will be required for reimbursement. Please discuss the options with your Relocation Counselor PRIOR TO making any repairs.

Title Search
In addition to property condition inspections, Lexicon will contact its national real estate title company to complete a title search on your home to ensure the title on your home is clear. The title company will also send you required documents necessary to close the sale with the outside buyer that you will need to complete and return so Lexicon can close the sale with the new buyer once an offer is accepted on your home. Lexicon may not accept an offer with contingencies if repairs are not completed.

Relocation Policy Tier C 15    Effective April 2017

Receiving an Offer from an Outside Buyer
When you receive an acceptable offer from an outside buyer, your Relocation Counselor can assist you with the negotiation process. You can negotiate with the outside buyer until a verbal agreement is reached.
DO NOT SIGN ANY CONTRACT OR PURCHASE OFFER. Signing an offer will disqualify you from the BVO program.
The written offer must list Lexicon Relocation, LLC as the seller.
Sale cannot be contingent on the sale of the buyer’s current home.
The written offer packet must include all required Lexicon and state required documents including:
•    Buyer’s lender pre-approval letter
•    Lexicon and state property disclosure forms
•    Inspection reports initialed by buyer
Your Realtor® will send the outside buyer’s written offer including the above to your Relocation Counselor for review and approval.
If the offer meets all the requirements for the Buyer Value Option program, and you have completed and returned to Lexicon and the title company all your required paperwork; your Relocation Counselor will send you an Employee Home Purchase Agreement (EHPA) to purchase your home for the same price and terms as the outside buyer’s offer. After you sign and return Lexicon’s offer (EHPA), Lexicon will sign the written offer from the outside buyer.

Closing the Sale with Lexicon
When you accept Lexicon’s offer on your home and need your equity to purchase a home in your new location, Lexicon will have its title company determine the equity in your home. Your equity will be based on the purchase price less any mortgage balance(s), taxes, interest and Homeowners’ Association fees, if applicable, prorated through your vacate date or offer acceptance date, whichever is later, and any agreed upon repair costs not previously completed. You will not be billed for any standard closing costs on the sale of your home to Lexicon.

Non-covered Closing Expenses
The following costs are examples of items that are NOT covered closing expenses and will be deducted from your equity if they are included in the sale to the outside buyer:
•    Home Owner Warranties
•    Closing Costs typically paid by the buyer
•    FHA/VA fees
•    Concessions to the Buyer (such as homeowners’ association or property tax credits)
•    Buyer Broker Fees
•    Prepayment penalties over $2,500

This list is not all-inclusive. Questionable items should be addressed with your Relocation Counselor during the sale negotiation process.

Relocation Policy Tier C 16    Effective April 2017

Home Owner Rental Option = Core Benefit

Property Rental Management
The home that you are renting must be considered your primary residence and you must occupy to the property prior to the acceptance of this relocation. Discovery cannot provide benefits for vacation homes or investment properties.
If you decide to rent your home instead of selling through the Home Sale option above, you will be eligible for reimbursement of reasonable and customary management fees associated with renting your home until your benefit expiration date. Your benefit expiration date is 24 months after your date of hire or transfer date, not from the date you rent the property.

Reimbursement is for management fees only including:
•    Leasing commission up to the equivalent of 1 month’s rent
•    On-going property management service fees, if any

Reimbursement does not include:
•    costs of repairs
•    return trips to the property
•    any rent payment shortfall

If you elect this option, and submit and are reimbursed for property management fees, you will forfeit the home sale benefit.

You must elect this option within 6 months from your date of hire or transfer date.

Notify your Relocation Counselor if you decide to select this option. Your Relocation Counselor will provide you with contact information for firms in your location that provide property management services.

Renting your home instead of selling it may have tax consequences. We recommend that you consult with a tax advisor to evaluate any tax impact of renting your home.

Relocation Policy Tier C 17    Effective April 2017

Destination Assistance = Core Benefit

Finding the Right Home
Lexicon understands that finding the right home in the new location is vital to a successful relocation. Destination services provides access to either a rental finding professional or a qualified real estate agent who will be able to assist with area counseling and provide specific information such as:
•    Types and price ranges of available rental housing or homes for sale
•    Town and neighborhood data
•    Property tax information
•    Commuting information
•    Education, medical, religious and other personal information

For the Renter
Help is available to assist you in renting a home or an apartment in your new location. Your Relocation Counselor will refer you to a designated rental finding professional. Discovery will pay the fees associated with the use of one of these agents. These professionals are well qualified to assist you with area counseling and rental finding assistance. You are responsible for fees charged by agents who have not been referred to you by your Relocation Counselor. In Manhattan the customary cost of obtaining a rental property is 12% to 15% of the annual rent. In the surrounding NY Metro area excluding CT, the customary fee is equal to one month rent. Discovery will reimburse you for these customary costs to obtain a rental in these areas.
It is uncommon for agents in other areas to charge rental commissions so please check with your Lexicon consultant before paying any fees to agents or landlords.

For the Homeowner
Selection of a knowledgeable and competent real estate broker in an unfamiliar area is very important. Do not contact a real estate agent in your new location prior to speaking with your Lexicon Relocation Counselor.

Lexicon has arranged to provide access to pre-qualified real estate firms and agents available in the new community who specialize in assisting relocating employees. The realtors recommended by Lexicon Relocation have been specially trained to address issues that are unique to relocation. Using one of these agents may relieve you of any pressure to use the services of a friend, relative or someone less qualified.

You are not required to use a Lexicon recommended agent to purchase or rent your new home. However, you must contact your Relocation Counselor to register your agent prior to contacting the agent yourself.

Use your login to Lexicon’s Web Portal to access links communities, schools and other useful information.

Relocation Policy Tier C 18    Effective April 2017

House Hunting Trip = Flexible Benefit

Eligibility
Employees are eligible for up to two (2) trips of five (5) days each. Reimbursable expenses include transportation (either mileage reimbursement or airfare and local fares to/from airports and lodging. Reasonable childcare expenses will be reimbursed if the children are not included on the trip. Other expenses such as house sitting and animal care are covered by your MEA.

Travel Arrangements	All travel arrangements are in accordance with Discovery’s Travel Policy.
Covered Expenses
Two house-hunting trip(s) up to 5 days each including:
•    Round-trip transportation
•    Economy Coach class – if travel by air (move distance must exceed 300 miles)
•    Rental car costs
•    Reasonable lodging
•    Meal expenses at $40 per diem for employee or $60 per diem if additional family member(s) accompany the employee
•    If you travel by auto, you are eligible for reimbursement of the following costs:
•    Mileage reimbursement at corporate mileage rate (Cost of gasoline in not covered.)
•    Reasonable lodging

Tax Assistance	Reimbursements for house hunting expenses are considered taxable income and will be reported as such.

Relocation Policy Tier C 19    Effective April 2017

Homeowner Destination Inspection Program = Flexible Benefit

Destination Home Inspection
In addition to obtaining a mortgage on your new home, you may want to have a home inspection performed prior to completing the transaction. To assist you with the inspection process your Relocation Counselor can arrange for a Home Inspection company representative to contact you and complete a Buyer’s Home Inspection on a property you wish to purchase.

Service Provides
The service provides the following benefits:
•    Written property condition inspection results
•    Technical counseling
•    “Ask the Inspector” question and answer toll-free number
•    No conflict of interest
You will be reimbursed up to $500 for a destination home inspection.

Please contact your Relocation Counselor to arrange for new home inspections.

If you choose to use the Destination Inspection Program, please be aware that any fees you incur in connection with this service will be paid by you directly to the service provider and is not reimbursable.

Relocation Policy Tier C 20    Effective April 2017

New Home Mortgage = Core Benefit

Preferred Lender
As an added benefit to the relocation policy, Lexicon has established a relationship with Lexicon Relocation’s national mortgage partners to assist eligible transferring employees in obtaining financing in the new area. These national mortgage lenders offer competitive interest rates and a wide variety of mortgage programs. The service will include discrete, confidential mortgage counseling. Pre-qualification will be available to the employee to utilize before going on the house-hunting trip.

Direct Bill
Because the mortgage companies are familiar with Lexicon and Discovery’s benefits, you should experience easy processing. In addition, all reimbursable closing costs on the new home purchase that are within your relocation expense cap will be direct billed to Lexicon Relocation.

Advantages
Using the services of these preferred lenders offers many advantages:
•    Mortgage loan pre-approval process
•    Direct billing of closing costs based on your available Core Benefit cap
Your Relocation Counselor will describe the program options with you and can arrange to have a representative from these lenders contact you. If you would like to contact the lenders directly, your Relocation Counselor will provide you with contact information. Please identify yourself as an employee of Discovery.

Closing Cost Reimbursement	If you do not use the direct bill option, you must submit an official signed copy of the HUD-1 Settlement Statement within two weeks following the closing date.

Relocation Policy Tier C            Effective April 2017
Published April 2017

New Home Purchase Costs = Core Benefit

Eligibility
There are numerous expenses associated with the closing of a new home. Discovery will reimburse your normal and customary buyer’s closing costs in connection with the purchase of your new home. The following criteria must be met for reimbursement:
Your new home purchase must occur within two years of your date of hire or transfer date.

Qualified Expenses
Normal and customary closing costs for financing include, but are not limited to:
•    Origination charges including Mortgage application fee, processing and commitment, and/or service fee (maximum $500)
•    Reasonable attorney (legal) fees
•    Conveyance taxes
•    Title Insurance - Lender’s coverage only, if typically paid by the buyer
•    Recording fees (including tax stamps)
•    Credit reports
•    Appraisal fees
•    Flood certification
•    Inspections required by lender
•    Survey fees if required by lender
•    Reasonable fees for Property Inspection (Maximum $500)

Non-reimbursable Expenses
The following costs will not be considered:
•    Discount points
•    Property tax, insurance or interest
•    Expenses normally charged to seller
•    Private Mortgage Insurance (PMI)
•    Improvement assessments by State, City, County taxing authorities
•    If you have any questions on what is normal and customary for your new area, please check with your Relocation Counselor.

Tax Assistance	Reimbursement or payment of certain expenses may be considered taxable income and will be reported as such. These reimbursements or payments may be tax assisted. (See Tax Considerations).

Relocation Policy Tier C 22    Effective April 2017

Buyer Brokerage
Under Buyer Brokerage, a buyer may retain the services of a real estate broker who agrees to help the buyer locate and purchase a home for the best possible price.
In contrast to the traditional approach, a buyer broker’s basic duty is to work in the best interest of the buyer, pointing out flaws or other potential problems with specific properties in order to help the buyer negotiate the most favorable purchase terms possible.
Since Buyer Brokerage creates a totally different set of responsibilities and loyalties for all the parties involved in real estate transactions, responsibility for the compensation of buyer brokers can also shift.
 In some instances the buyer’s broker will split the total fee with the seller’s listing broker. In other cases, the buyer of the property is responsible for paying a fee to the buyer’s broker. The key point to remember is that Buyer Brokerage may create a financial obligation for purchasers that would otherwise not exist under a traditional approach.

If you choose to use Buyer Brokerage, please be aware that any fees you incur in connection with this service will not be reimbursed under this policy. You are free to utilize the MEA to cover these potential additional costs.

Relocation Policy Tier C 23    Effective April 2017

Renter’s Assistance = Core Benefit

Eligibility	If you are presently renting a home or apartment, you should read and become familiar with the provisions for canceling / terminating your lease.
Lease Termination
You should communicate your transfer date to the landlord as soon as possible and obtain a copy of the lease to review your options with the landlord.
•    The lease may contain a transfer clause, which would allow you to break it.
•    You or your landlord may be able to sublet the unit.
•    You may be required to pay a lease cancellation fee, which is reimbursable for up to two months rent for fees directly related to canceling the lease. Every effort should be made to keep this expense to a minimum. You are responsible for any damage or loss of security deposits.
Please speak to your Relocation Counselor for help determining the best schedule for your move and for preparing for discussions with your landlord. In many cases, landlords can be very reasonable in dealing with matters of corporate relocation.

New Lease, Finder’s Fees
The Company will also reimburse customary finder’s fee in metro New York City only. The Customary commission is up to 12% to 15% of the annual rent in NYC or up to 1 month’s rent in the surrounding metro New York City area. Outside of the NYC area, you are eligible for a one day tour with a Lexicon Relocation Destination Services agent at your new location. You are responsible for fees charged by agents who have not been referred to you by your Relocation Counselor. It is uncommon for rental agents to charge broker commission in locations other than the metro NYC area. Please check with your Lexicon consultant before making any payments to your agent or landlord.

New Lease Agreement
A new lease should be examined carefully before it is signed. Should the new lease not already contain one, negotiate a cancellation clause that will give you the right to cancel the lease without penalty in the event of an employer-initiated transfer. However, if the landlord insists on a penalty, try to negotiate a cancellation fee of the equivalent of one month’s rent or not more than two month’s rent.

You SHOULD include the following “Transfer Clause” when executing a lease agreement:
“Notwithstanding any other provisions of this lease, it is agreed between the tenant and the landlord or his / her agent that in the event that the tenant is relocated by the tenant’s employer to a new location, the tenant shall have the option of terminating this lease:
Either:
Upon giving the Landlord or his / her agent at least thirty (30) days notice in writing by certified mail;
OR:
Upon the tenant paying to the landlord or his / her agent a sum of $_______*, exclusive of any security and / or damage deposit for said premises.

If this lease is terminated due to transfer, the security and / or damage deposit shall be returned to tenant as provided elsewhere in this lease.
A letter or copy of a letter from the tenant’s employer attesting to the transfer shall be considered satisfactory proof of such transfer.”
*Not to exceed two month’s rent – it is your responsibility to negotiate this figure as low as possible.

Modifications may be made in the Transfer Clause to conform to local custom.

Tax Assistance	Reimbursements or payments for Lease Cancellation and Finder’s Fee expenses are considered taxable income and will be reported as such. Tax assistance will be provided (see Tax Considerations).

Relocation Policy Tier C 24    Effective April 2017

Moving Your Household Goods = Core Benefit

Overview
Benefit must be utilized within first 12 months from your start date in the new work location.
In anticipation of your forthcoming move, Discovery will pack and ship your household and personal goods. Lexicon Relocation has contracted with a top quality, national van line to provide this service to you. You will be given a mover who is best suited to provide you with quality service based on your location.
You should contact your Relocation Counselor as early as possible to establish a preliminary schedule as household goods shipments can take up to three weeks to book. Once Lexicon Relocation contacts the mover, a representative will be contacting you to arrange for a pre-move survey. This person will work with you in all subsequent scheduling of packing, moving and delivery.

Covered Shipment Expenses
The following expenses and services are covered:
•    Packing and shipping of ordinary household goods and personal effects
•    Disconnect and reconnect of normal household appliances (provided by the carrier)

Items Not Eligible to be Transported – Expenses/Services Not Covered
The following expenses and services are not covered:
•    Picking up or dropping off furnishings of secondary homes or items in storage
•    Shipment of hazardous materials such as explosives, chemicals, flammable materials, firearms, garden chemicals
•    Shipment of hot tubs/spas, sheds, above ground pools
•    Valuables such as jewelry, currency, dissertations or publishable papers, and other collectibles or items of extraordinary value
•    Removal, disassembling or installation of carpeting, drapery rods, storage sheds or other permanent fixtures
•    Shipment of boats, recreational vehicles and unusually heavy or cumbersome hobby materials
•    Extra pickups or deliveries at any location other than your primary residence
•    Special packing or transportation of frozen foods, plants, wine collections or other perishables
•    Moving or shipping such items as trees, shrubs, construction materials, firewood, livestock and other non-domestic and domestic animals
•    Tips or other gratuities to the moving company’s employees
•    Any services performed by the employee, dependents or relatives
•    Special charges associated with assembly or disassembly of personal furnishings (exclusive of beds), antiques, specialty items, satellite dish/antennae, swing sets, patio furniture or other outdoor fixtures

Relocation Policy Tier C 25    Effective April 2017

Handling Oversized Items
With prior review by your Relocation Counselor, Discovery may provide for the shipment of recreational vehicles; e.g., jet skis, snowmobiles, motorcycles, if they cannot be driven or towed. They must be able to be shipped as part of the regular shipment of household goods and will be shipped in lieu of an vehicle. Other large items such as grandfather clocks and slate pool tables that require crating will be shipped in the van with your other household goods.

Valuation Coverage
Valuation coverage at full replacement value (up to $100,000 based on the weight of your shipment) is provided for your personal property while in transit. The valuation does not cover: bank accounts, bills, deeds, evidence of debt, currency, letters of credit, passports, airline or other tickets, securities, bullion, precious stones, stamp or coin collections. Special arrangements should be made for these items.

Additional valuation is at your expense. Consult your personal insurance policy representative for an explanation of coverage for items in transit, as well as coverage for vacant property at the former and/or new locations, if applicable.

Other Household Moving Benefits = Flexible Benefit

Vehicles
You are encouraged to drive your personal car(s) to the new location when you report to work. Mileage reimbursement is made at the company’s current mileage rate. If the distance to the new location is more than 500 miles you may ship two (2) vehicles. Insurance on such vehicles will be provided, however, vehicles that are shipped are not eligible for mileage expense reimbursement. Shipment of Vehicles is a Flexible Relocation Benefit.

Storage
You should make every effort to move directly to your permanent residence. If your new home is not accessible for delivery of your household goods or if you are required to vacate your previous residence due to a buyer requiring immediate occupancy, temporary storage will be provided for a period that coincides with your company sponsored temporary living.
Delivery out of storage will be covered as well. If a partial shipment is made, you will be responsible for all expenses associated with additional shipments. Storage of household goods is considered a Flexible relocation benefit.

Pets	Pet transportation is your responsibility and is not a covered expense in this policy. Your Relocation Counselor can provide recommendations for pet transportation services.

Relocation Policy Tier C 26    Effective April 2017

Temporary Living = Flexible Benefit

Eligibility
Temporary living expenses for fully furnished corporate apartment at origin and destination are limited to a combined total of 6 months. Your Lexicon consultant will arrange for accommodations through an approved corporate vendor. Discovery cannot reimburse for personal leases.

Pre Departure – if you are forced to vacate your property prior to relocating to your new work location, Discovery will reimburse for corporate accommodations for up to 30 days. This benefit is not provided for individuals who are preparing their home to market for sale; staging or refurbishing the home for example.

Covered Expenses	Your Relocation Counselor will assist you in obtaining suitable living facilities. The expenses incurred for temporary living accommodations are billed directly to Lexicon.
Excluded Expenses
You will not receive reimbursement for any other expenses, including car rental expenses during your temporary living. You should plan on using your personal vehicle during this time, as car rental fees are not reimbursable. If the move distance is greater than 500 miles, you may pre-ship one car. Cost of meals or groceries while in temporary living are not reimbursable.

Return Trips Home
If you report to your new location before being joined by your family, you may be reimbursed for return trips to visit your family, providing that you have funds remaining in your Flexible Benefits. Return trips must follow Discovery’s Travel Policy.

Tax Assistance	Reimbursements or payments for Temporary Living expenses are considered taxable income and will be reported as such.

Duplicate Mortgage Interest = Flexible Benefit

Overview
If you close on a home in your new location prior to the sale of your home in the former location, Discovery will reimburse you for duplicate mortgage interest expenses for up to a maximum of 6 months.
The home in your departure location must be considered your primary residence and you must have occupied to the property prior to the acceptance of this relocation. Discovery cannot provide benefits for vacation homes or investment properties.

Reimbursed Expenses
Discovery will reimburse you for the duplicate mortgage interest incurred on the lower of the two home payments for the following:
•    Mortgage Interest (1st mortgage only)
•    Payment of duplicate mortgage interest is based on the actual number of days which interest payments overlap and will be reimbursed based on the dates of homeownership.
Reimbursement will be made upon receipt of documented duplicate mortgage payment such as your mortgage statement.

Tax Assistance	Duplicate mortgage interest reimbursements are considered taxable income. Interest expense is a tax deductible expense on your Federal Income Tax filing and the reimbursement will not be grossed up.

Relocation Policy Tier C 27    Effective April 2017

Spousal Career Assistance = Flexible Benefit

Overview
Lexicon will initiate services with the Discovery preferred provider, Lee Hecht Harrison (LHH) upon request. Services may include:
•    Career assessment tools and exploration of career options.
•    Resume preparation and comprehensive marketing plan development.
•    Coaching for interviewing and negotiating.
•    Participation in an LHH Job Search Work Team, a project management approach to job search with networking, teamwork, and accountability components.
•    LHH Career Resource Network™ – LHH’s proprietary online tool for market research, employment, and entrepreneurship opportunities.
•    Resume Reserve™ – LHH’s proprietary resume database, allowing job candidates to present their credentials to thousands of registered employers and recruiters and to network with other individuals receiving LHH services.
•    Use of LeadLink™ – LHH’s job bank for accessing and collecting job leads.
•    Managing Your Search Project book set and other materials.
•    Administrative and office resources.

Eligibility
Eligible spouse will receive program expense up to $5,000 that must be initiated within the first 12 months from job start date. The program must be completed within the first 24 months of your transfer.

Relocation Policy Tier C 28    Effective April 2017

Final Move Trip = Flexible Benefit

Overview
Benefit for employee and accompanying members must be utilized within first 12 months from your start date in the new work location.
You may be reimbursed for one-way transportation for you and your family to travel to the new location. Final Trip expenses are considered a Flexible relocation benefit.

Final Move Defined	The final move trip is defined as one day in the old and one day in the new and days en route. Any remaining days are considered temporary living.
Air Travel
All travel arrangements are in accordance with Discovery’s Travel Policy. Air Travel will be reimbursed as follows:

•    Airfare via coach class if the move is over 300 miles, 7-day advance purchase ticket is required.
•    Actual and reasonable costs for subsistence in transit or related to transportation, including transportation to and from the airport, baggage transfer, rental car (if car (s) have been shipped).

Personal Automobile Travel
Personal Automobile Travel will be reimbursed as follows:
•    If the move is less than 300 miles, mileage will be reimbursed at the current corporate mileage rate.
•    If the move is over 300 miles and you choose to drive, you will be reimbursed for reasonable lodging, meals and mileage at the current corporate mileage rate.
•    Actual and reasonable costs for subsistence in transit for you and your dependents including meals and lodging.

Tax Assistance	Meals and mileage over the IRS mileage cap are considered taxable income and will be tax assisted. All other items are excluded from income (see Tax considerations).

Discretionary Benefit

Maximum Allowable Benefit	The maximum Discretionary benefit is equal to 20% of your annual salary not to exceed a maximum of $50,000.
Eligibility
You may not apply for Discretionary benefits until your Flexible benefits or Core benefits have been exhausted. This is not a cash benefit and will not be paid to you in lieu of other benefits.
The policy is designed to provide an extra measure of benefits on an as needed basis. Eligibility for this benefit is in the sole discretion of the company and based on extenuating circumstances. Please discuss with Lexicon if you believe you may be eligible for this benefit. It is not intended to be used for expenses under CORE or FLEX that are not otherwise covered or are not required in order to gain additional benefits under the policy.

Example of Eligible Use	Extend Short Term Storage – if you are unable to move into your new property immediately, you may decide to keep your goods in storage with the movers until your property is ready.
Examples of Ineligible Use	Discretionary Benefits may NOT be used to: • Increase the MEA • Pay for loss on sale or loss on equity • Paid as a cash benefit once all other benefits are exhausted

Relocation Policy Tier C 29    Effective April 2017

Reduction in Force/Workforce Restructuring

The purpose of this paragraph is to clarify Discovery’s relocation policy as it may apply in situations where an employee’s employment ends due to Discovery’s decision to involuntarily terminate the employee’s employment without “cause,” including for restructuring. In its sole discretion, Discovery may provide relocation benefits for an employee whose employment is terminated without cause (most commonly due to a reduction in force or job elimination). An employee who has completed (or is in the process of completing) a relocation within one year prior to the effective date of a qualifying for involuntary termination is eligible to receive limited relocation benefits to return to their original home location at the time of the transfer/hire with Discovery (i.e., original city and state only).

Benefit entitlements include:

•	Shipment of Household Goods back to home location (the entitlement is based on original shipment to the host work location, including up to two vehicles)

•	Home sale closing costs, if homeowner

•	Lease breakage up to three months, if renter

•	Economy airfare, train travel for trip back to home location (Air travel if over 300 miles, per Discovery guidelines) or mileage reimbursement

The employee must complete a Relocation Notification Form and return it to the Global Mobility team within four (4) weeks (i.e., postmarked or faxed) of the termination date to apply for these benefits. Failure to notify Discovery as stated will forfeit relocation benefits. The employee will have a total of twenty-four (24) weeks from the termination date to complete their relocation and submit approved expenses for reimbursement. Any expenses submitted after the above stated time frame will not be reimbursed.

Employees that voluntarily terminate employment or are terminated for cause or poor performance are not eligible to receive relocation benefits. In addition, if an employee is eligible for relocation benefits from another employer (for example, the employee finds another job in the home location and is eligible for relocation benefits from the new employer), the employee will not be eligible for relocation benefits from Discovery.

Relocation Policy Tier C 30    Effective April 2017

Tax Considerations

IRS – Federal Income Tax
Federal income tax laws require many of the relocation expenses paid by an employer to or on behalf of an employee to be reported as income on the employee’s W-2 (Wage and Tax Statement) for the year in which payment is made.

Although Discovery does not guarantee any particular tax treatment relating to the benefits provided under this Relocation Policy, it is intended that such payments and benefits be exempt from, or comply with, all tax regulations, including but not limited to IRS Code Section 409(a). All taxable expenses or other reimbursements under the Relocation Policy shall be payable in accordance with Discovery's policies in effect. The right to such expenses and reimbursements shall not be subject to liquidation or exchange for another benefit, payment, or reimbursement.

Tax Assistance
Discovery will provide tax assistance on many of the relocation benefits paid to you or on your behalf. Assistance is provided for the following taxes:
•    Federal, State and Local Income Tax liability based on the supplemental rate, with a true-up to the marginal rate at year-end. The marginal rate is based on your COMPANY earnings, your tax filing status and the number of exemptions claimed when you file your 1040 tax return. There is no consideration for outside income, spouse income or other special circumstances which may affect your actual marginal rate.
•    Social Security/Medicare where applicable

Definitions	To better understand how tax assistance works, the following terms are defined: • Excludable expenses • Deductible expenses • Non-deductible expenses
Excludable Expenses
Some expenses are considered non-income items and do not require reporting to the IRS as income to you. Examples of excludable expenses are:
•    Buyer Value Option Home Sale program costs
•    Shipment of your household goods
•    Storage of your household goods (first 30 days)
•    Final move expenses, excluding meals and mileage reimbursement up to the IRS limit for Final Trip mileage

Deductible Expenses
Deductible expenses are those that can be deducted from your taxable income at the time you prepare your annual federal income tax return. Examples of deductible expenses are:
•    Mortgage interest provided for Duplicate Housing
•    Loan origination or discount points
•    Prepayment Penalty

Relocation Policy Tier C 31    Effective April 2017

Non-deductible Expenses
Non-deductible expenses are all relocation expenses that are neither excludable nor deductible. They will be included on your W-2 and are taxable as income. Examples of non-deductible expenses are:
Final trip in route meals and mileage reimbursement over the IRS moving cap
House hunting and Temporary Living Cost
Lease Cancellation
MEA (taxes will be withheld from this payment)
Storage over 30 days

Tax Assistance Payments
Payments for tax assistance are not paid to you. Instead, the payments are calculated and included in your W-2 as withheld taxes. The tax assistance is then submitted to the proper government agencies on your behalf.

Payments Not Eligible for Tax Assistance
The relocation expense payments that are not tax assisted are identified in the appropriate sections of this handbook. You can also refer to the tax summary information table located on the following page.
For those expenses, taxes will be withheld from any reimbursement made to you. The withholding amount is determined using supplemental rates.

Record Keeping
Please note:
You are encouraged to keep records and receipts of all your expenses
A year-end tax reporting statement that will itemize all of your relocation expenses will be prepared and posted to your relocation portal in January following the end of the tax year.

Tax Advice
Discovery does not assume responsibility for specific guidance in the matter of filing individual tax returns – this remains your responsibility. You may wish to consult a professional tax advisor for details on the tax implications of your relocation. Along with the seeking the assistance of a professional tax advisor, consider reading the following IRS information guides:
Publication 521 – Moving Expenses
Publication 523 – Tax Information on Selling Your Home
To order these guides or necessary tax forms call 1-800-TAX-FORM. You can also access these forms on the IRS web site: www.irs.ustres.gov

Relocation Policy Tier C 32    Effective April 2017

Tax Summary

Provision	Added to W-2	Taxable Income	Tax Assistance
Buyer Value Option Home Sale on your Old Home	No	No	N/A
Duplicate Housing	Yes	Yes	No1
Final Move Trip	No	No	Yes[2]
Home Finding Trip	Yes	Yes	Yes
Lease Cancellation	Yes	Yes	Yes
MEA	Yes	Yes	No
Movement of Household Goods	No	No	N/A
New Home Closing Costs	Yes	Yes	Yes
Spousal Career Assistance	Yes	Yes	Yes
Storage of Household Goods up to 30 days	No	No	N/A
Storage of Household Goods over 30 days	Yes	Yes	Yes
Temporary Living/Trips Home	Yes	Yes	Yes

1 Interest payments are considered deductible and will not be tax assisted for income taxes.
2 Mileage meeting the IRS excludable mileage cap will not be tax assisted. All mileage reimbursement over the IRS excludable mileage cap is considered taxable income and will be tax assisted. Meals incurred during your move to the new location are taxable income and will be tax assisted.

Relocation Policy Tier C 33    Effective April 2017

Addendum 1
U.S. Relocation Policy
Relocation Agreement – Tier C/Bands 0-3

This Relocation Agreement must be signed and returned to Discovery Communications, LLC (“Discovery”) before any relocation related expenses are paid and/or reimbursed.

Employee Name: ______________________________________________________________________________
Please Print
New Location: _______________________
Effective Date of Hire/ Transfer: _________________________    Division / Dept.: _______________________
Manager’s Name: _____________________________________
This Agreement is effective as of date signed (the “Effective Date”). It is between Discovery and
_____________________________________________________________ (“Employee”)

As of the Effective Date of this Agreement, Discovery has spent or will spend a sum of money for the purpose of reassigning Employee and Employee’s eligible household members to a new work location.
Employee acknowledges receipt of the Relocation Policy, which is incorporated herein by reference. This Policy sets forth those expenses for which Discovery will either pay on behalf of Employee or reimburse Employee, including, but not limited to:

•	Shipment, storage, and valuation of household goods and car shipment

•	Transportation to the new work location

•	Temporary Housing

•
Housing (including, but not limited to, costs of accommodations and, if applicable, early termination fees for ending a lease, home sale and/or home purchase expenses, home marketing, duplicate housing)

•	Departure and Destination Services

•	Spousal Career Assistance

•	MEA/Lump Sum Payments

•	Any potential exceptions for services and payments not specifically referenced in this relocation policy
Employee acknowledges that relocation benefits must be used within twenty-four (24) months from hire date or transfer date.
If Employee resigns from employment, or if Discovery terminates Employee’s employment for “Cause” (defined as misconduct, violation of Discovery policy, or willful failure to perform Employee’s job responsibilities) within the first 24 months after relocation, Employee shall be required to reimburse Discovery the full amount of all of the relocation benefits paid to Employee or on Employee’s behalf to third parties. If Employee is employed pursuant to a fixed-term employment agreement, “resignation” shall mean resignation without Good Reason, and Cause shall be as defined by the applicable employment agreement. For the avoidance of doubt, this repayment obligation shall not apply in the event that Discovery

Relocation Policy Tier C 34    Effective April 2017

terminates Employee’s employment without Cause. Such reimbursement shall be made within thirty (30) days after the effective termination date of employment with Discovery. For the avoidance of doubt, this repayment obligation shall not apply in the event that Discovery terminates Employee’s employment without Cause.

Employee further acknowledges and agrees that nothing in this Relocation Agreement is intended to create a contract of, or guarantee of, employment by Discovery.
Any unpaid balance of monies owed to Discovery may be deducted from Employee’s final payroll checks, if legally allowable, or from any other payments Employee receives from Discovery, including without limitation, for unused vacation. If the amount of money due to Employee is insufficient to fully reimburse Discovery, Employee will pay the additional amount required for full reimbursement.
Further, Employee confirms that neither he/she nor any other members of Employee’s household is receiving relocation benefits from any other company or source. Employee acknowledges and agrees that any relocation benefits paid by Discovery would be subject to reduction, if Employee or any member of Employee’s household receives relocation benefits from another source.
The employee agrees to follow and comply with all conditions of this policy.
AUTHORIZATION AND ROUTING:

_______________________________________________________________________________________
Employee’s Signature        Date Signed

_______________________________________________________________________________________
Discovery Signature         Date Signed

Note: Relocation benefits will not be processed without a signed Relocation Agreement. Please sign and return this document to your Human Resources Representative (HRM).

Relocation Policy Tier C 35    Effective April 2017